INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[    ] Preliminary information statement
[   ] Confidential, for Use of the Commission Only
[ X ] Definitive information statement

S.E. ASIA TRADING COMPANY, INC.
(NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules
14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
Common Stock

(2)  Aggregate number of securities to which transaction applies:
6,297,400

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.

(4)  Proposed maximum aggregate value of transaction:   Not Applicable.

(5)  Total fee paid:   Not Applicable.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: Not Applicable.
(2)  Form, Schedule or Registration Statement No.  : Not Applicable.
(3)  Filing Party: Not Applicable.
(4)  Date Filed: Not Applicable.

S.E. ASIA TRADING COMPANY, INC.

1545 E. Interstate 30

Rockwall, Texas 75087

January 6, 2006

Dear Stockholder:

We are providing to you the following Information Statement to notify you that our Board of Directors and the holders of a majority of our outstanding common stock have delivered a written consent authorizing the Board to split our stock 40:1 or 1:40 and to change our corporate name if it deems it advisable, as further described below.

This action will become effective on January 30, 2006.

The Information Statement is being provided to you for information purposes only.   Your vote is not required to approve these actions. This Information Statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one.

We are first mailing this statement on January 6, 2006.

Very truly yours,

/s/ Thomas G. Miller

Thomas G. Miller,
President, CEO

INFORMATION STATEMENT
OF
S.E. ASIA TRADING COMPANY, INC.

NOTICE TO STOCKHOLDERS PURSUANT TO
SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

Generally

This Information Statement is being furnished to the holders of common stock, par value $.001 per share of S.E. Asia Trading Company, Inc., a Nevada corporation to inform you that our Board of Directors, by written consent dated as of December 22, 2005, unanimously adopted a resolution authorizing the Board, in it sole discretion, to effect a forward or reverse stock split of our common stock based upon a ratio of up to 40:1 or 1:40; and, to change our corporate name if it becomes in the Company’s best interest to do so.  On December 23, 2005, a majority of our stockholders approved, by written consent, a resolution authorizing the Board to do the same.  In addition, notwithstanding approval of this proposal by the stockholders, the Board may, in its sole discretion, determine not to effect, and abandon, the stock split or name change without further action by our stockholders.

Management is exploring the possibilities of acquiring a business to enhance our stockholder’s value.  Although we have had preliminary discussions with potential candidates, we have not yet entered into any informal or formal agreements and continue to look for the best suited candidate. The Board believes that granting it the authority to implement a stock split is beneficial to the Company because it provides us with the flexibility to attract and secure a suitable acquisition candidate and to complete a transaction in a timely manner.  Additionally, if we do locate a suitable acquisition target and complete an acquisition, it may be in our best interest to change our corporate name to one that more accurately reflects our business post-acquisition.

The stock split and name change will not take place immediately.  The Board maintains the authority to split our stock and change our corporate name if the Board determines that it is in the Company’s stockholders best interest to do so.

____________________________________________________________

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

______________________________________________________________

Stock Split Information

Management and our Board believe that it is in the best interests of our shareholders to pursue the possibility of acquiring another company to grow our business and increase our shareholders’ value.  To facilitate such a transaction, the Company's Board requires the flexibility to adjust the number of issued and outstanding shares of the Company's common stock to meet the requirements of any such transaction. The Board believes that the ability to effect a stock split, which could have the effect of making the Company more attractive for a potential business combination, will award such flexibility.  The Board believes that stockholder approval of alternative stock splits, forward or reverse, (rather than one or the other) provides the Board with additional flexibility to best achieve the desired results.  The Board will only effect a stock split upon its determination that such a split would be in the best interests of the stockholders at that time. No further action on the part of stockholders will be required to either implement or abandon the stock split. The Board reserves its right to elect not to proceed, and abandon, the stock split if it determines, in its sole discretion, that it is no longer in the best interests of the Company's stockholders. The Company presently has no specific plans to issue any shares of its common stock after effectuating the stock split.

A reverse stock split will reduce the number of outstanding shares of our common stock by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock.  This action would also result in a relative increase in the available number of authorized but unissued shares of our common stock, because the number of shares authorized for issuance is otherwise unchanged by the split.

A forward stock split would give the Board discretion should the market price of the Company's common stock rise, to adjust the price into a range that is more attractive to the financial community and the investing public and thereby make a broader market. The Board anticipates that following a stock split our common stock share trading price would decrease which may encourage additional investors to invest. A stock split will increase the number of shares traded in the public market which we believe will establish a more liquid market in our common stock.

Each stockholder’s proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes that may result from additional shares issued in connection with fractional shares.  And, with the exception of adjustments for those stockholders with fractional shares, a stock split will not affect any stockholder’s proportional equity interest in the Company in relation to other stockholders or rights, preferences, privileges or priorities.  Outstanding shares of new common stock resulting from a stock split will remain fully paid and non-assessable.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

Under the General Corporation Law of the State of Nevada, the Company's stockholders are not entitled to appraisal rights with respect to the stock split, and we will not independently provide stockholders with any such right.

Reverse Stock Split

Purpose and Reason For A Reverse Stock Split

There are 6,297,400 shares of our common stock issued and outstanding.  Management and our Board believe we could enhance our shareholder’s value by locating an acquisition target and completing an acquisition.  We have not yet identified a suitable candidate and there can be no guarantee that we will identify one in the future.  The reverse split will decrease the number of shares of common stock outstanding and that may make the Company more attractive to a potential acquisition candidate and, may increase the per share market price for our common stock.  The Board of Directors believes that a reverse split would assist the Company in developing a suitable capital structure both before and after any acquisition we may effect in the future.

If we do locate a suitable acquisition target, and we are able to complete an acquisition, it is likely that we will be required to issue a large amount of our common stock to the owners of such acquisition target so that they retain a high ownership percentage of our stock issued and outstanding immediately following the transaction.  Without a reverse split however, we would have to issue an enormous amount of our common stock to provide the owners of the acquisition target with the ownership percentage that they may require.  After such an issuance, we believe that the resulting amount of our outstanding shares will adversely affect any possibility of creating and maintaining an orderly market for our common stock following an acquisition.

Although the market price per share of our common stock may increase as a result of a reverse split, the effect of the reverse stock split cannot be predicted.  There can be no assurance that the market price per share of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting for a reverse stock split.  The market price of our common stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.

Disadvantages of a Reverse Stock Split

Even though the Board believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of a reverse stock split:

(a)

A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of our common stock in even multiples of 100.

(b)

Because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect.   For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of our Company by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in our best interests or those of our stockholders.  The increase in the number of authorized but unissued shares of common stock may therefore have the effect of discouraging unsolicited takeover attempts.  By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of common stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal.  The increase in the number of authorized but unissued shares of common stock may have the effect of permitting our current members of management, including our current board members, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.  However, our Board is not aware of any attempt to take control of the Company, and our Board did not approve this action with the intent that the increase in the number of authorized but unissued shares of common stock be utilized as a type of anti-takeover device.

(c)

The increased number of authorized but unissued shares of our common stock could be issued by the Board without further stockholder approval, which could result in dilution to the holders of our common stock.

Effect of the Reverse Stock Split

The principal effects of a 40:1 reverse split will be as follows:

Based upon the 6,297,400 shares of common stock outstanding today, the reverse split would decrease the outstanding shares of common stock to approximately 157,435 shares of common stock issued and outstanding.  Further, any outstanding options, warrants and rights that are not anti-dilutive will be decreased accordingly.

Following the effectiveness of the reverse split, every forty shares of common stock presently outstanding, without any action on the part of the stockholder, will represent one share of common stock.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the reverse split will not result in a change in the relative equity position or voting power of the holders of common stock.  Under the terms of the consent granted by a majority of our shareholders, we can also effect a reverse split at a ratio of less than 40:1, however, the same considerations discussed herein would still apply.

Federal Income Tax Consequences of the Reverse Split

The combination of shares of pre-split common stock into one share of post-split common stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-split common stock will be transferred to the post-split common stock.  This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all stockholders.  Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

If approved, then the Company will obtain a new CUSIP number for the common stock when the Board of Directors exercises its right to implement the reverse split.

Forward Stock Split

Purpose and Reason For A Forward Stock Split

The primary purpose of a forward split is to increase the total number of the Company’s shares issued and outstanding to ensure the existing share capital is not diluted by issuing shares from treasury in connection with an acquisition. Further, the increase will have the effect of increasing the shares available in the public float, thereby creating a more stable market for the Company’s stock.

A disadvantage to having a forward split is that it could result in a lower trading price if the Company’s stock starts to actively trade.

Effect of the Forward Stock Split

The principal effect of the forward stock split will be that the number of shares of common stock issued and outstanding will be increased from 6,297,400 shares to approximately 251,896,000 shares. The proposed stock split would not change the stockholders' equity, nor would the split affect the relative rights of any stockholder or result in a dilution or diminution of any stockholder's proportionate interest in the Company. However, since the stock split would result in each stockholder's interest being represented by a greater number of shares, it is possible that higher aggregate brokerage commissions may be payable after a stock split upon a sale or transfer of a stockholder's same relative interest in common stock because that interest would be represented by a greater number of shares.

In connection with the stock split, the number of shares of common stock underlying outstanding stock options, stock warrants and reserved for issuance under the Company's existing stock incentive plan would be proportionately adjusted pursuant to the terms of such agreements to reflect the stock split, and the per share exercise prices of outstanding options and warrants under such Company agreements would be proportionately reduced.  We could also under the terms of the consent granted by a majority of our shareholders effect a forward split at a ratio of less than 1:40, however, the same considerations discussed herein would still apply.

Federal Income Tax Consequences of the Forward Split

We believe that a stock split would not result in the recognition of a taxable gain or loss to the stockholders for federal income tax purposes. In addition, we believe the tax basis for shares in the hands of a stockholder prior to the stock split will become the tax basis for the total number of shares to be held by such stockholder immediately after the stock split, and the holding period of the newly acquired shares will be deemed to be the same as the holding period of the corresponding shares held prior to the stock split.  This discussion should not be considered as tax or investment advice, and the tax consequences of the forward split may not be the same for all stockholders.  Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

If we find a suitable acquisition candidate, the Board will determine whether a forward or reverse split will better assist us in securing the candidate and completing an acquisition.

Procedure For Effecting A Stock Split

As soon as practicable after we implement a stock split and select an effective date thereof, we will send a letter of transmittal and instruction to each holder of record of shares outstanding on that date.

If we implement a reverse stock split, then on the date the Board decides to implement it, every forty shares of common stock (or such lesser number as may be appropriate should our Board determine that a ratio of less than 40:1 is appropriate) outstanding at that time, without any action on the part of the stockholder, will automatically represent one share of common stock.  The number of shares of common stock issued and outstanding will then be reduced accordingly.  No additional action on our part or any stockholder will be required to affect the reverse split.  Stockholders will be requested to exchange their certificate representing shares of common stock held prior to the reverse split for new certificates representing shares of common stock.  Stockholders will not have to submit certificates until requested to do so.

If we implement a forward stock split, then every one share of common stock outstanding at that time, without any action on the part of the stockholder, will automatically represent forty shares of common stock (or such other number as may be appropriate should our Board determine that a ratio of less than 1:40 is appropriate).  The number of shares of common stock issued and outstanding will then be increased accordingly.  We will implement it by issuing an additional stock certificate to each stockholder of record as of the close of business on the effective date. The additional certificate will represent the additional shares and stockholders should retain their then current stock certificates.

No fractional shares of post- split common stock will be issued to any stockholder.  In lieu of any such fractional share interest, each holder of pre-split common stock who would otherwise be entitled to receive a fractional share of post-split common stock will in lieu thereof receive one full share upon surrender of certificate formerly representing pre-split common stock held by such holder.

If the Board implements a stock split, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Articles of Incorporation. The stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-stock split shares will be deemed for all corporate purposes to evidence ownership of post- stock split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board deems necessary and advisable to effect the stock split, including whether it will be a forward or reverse split.

Name Change

If we find a suitable acquisition candidate and complete an acquisition, we may engage in new business operations or expand upon our current business activities.  As a result, the Board may find it in the Company’s and stockholders’ best interest to change our corporate name to accurately convey more clearly a sense of the Company’s business after the acquisition.

If we do change our corporate name, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Articles of Incorporation. The name change will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." The text of the Certificate of Amendment is set forth in Exhibit A to this Information Statement. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board deems necessary and advisable to correctly identify the Company’s new name.

BENEFICIAL OWNERSHIP OF S.E. ASIA TRADING COMPNAY, INC.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth, as of January 6, 2006 : (a) the names and addresses of each beneficial owner of more than five percent (5%) of our Common Stock beneficially owned by each such person, and the percent of our Common Stock so owned; and (b) the names and addresses of each director and executive officer, the number of shares our Common Stock beneficially owned, and the percentage of our Common Stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock except as otherwise indicated.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage Of Voting of Securities (1)
Thomas G. Miller Chief Executive and Financial Officer 1545 E. Interstate 30 Rockwall, Texas 75087	5,000,000	77.21%

All directors and officers as a group (1 persons)	5,000,000	77.21%

(1)

All Percentages have been rounded up to the nearest one hundredth of one percent.

By Order of the Board of Directors

___________________________
Thomas G. Miller

President and CEO

Certificate of Amendment to Articles of Incorporation

for

S.E. ASIA TRADING COMPANY, INC.

Pursuant to the provisions under the Nevada Revised Statutes 78.385 and 78.390, the undersigned hereby adopts the following Articles of Amendment for S.E. ASIA TRADING COMPANY, INC. (the “Company”):

1.

Name of the Corporation is S.E. ASIA TRADING COMPANY, INC.

2.

The articles have been amended as follows:

Article I

The name of the Corporation is (new name inserted here).

Article III

Upon the filing of this amendment with the office of the Secretary of State of the State of Nevada (the Effective Date"), each [number determined by the Corporation's Board of Directors] shares of Common Stock then issued, which are the only voting securities of the Corporation issued and outstanding, shall be automatically reclassified into [number determined by the Corporation's Board of Directors] shares of Common Stock.  No fractional interests in shares shall be issued, nor shall any stockholder be entitled to any cash compensation for any fractional interests after such reclassification.

From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a Share of Common Stock shall remain unchanged after the Stock Split at $0.001 per share.

From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of the articles of incorporation that have voted for the amendment is 5,000,000 shares representing 77.21% of the outstanding shares.

Signatures

Thomas G. Miller

President, CEO